UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 20, 2019

Trxade Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-55218	46-3673928
(Commission File Number)	(I.R.S. Employer Identification No.)

3840 Land O’ Lakes Blvd

Land O’ Lakes, Florida 34639

(Address of principal executive offices zip code)

800-261-0281

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Resignation of Gary Augusta as a member of the Board of Directors

Effective on November 20, 2019, Gary Augusta, who was appointed as a member of the Board of Directors of Trxade Group, Inc. (the “Company”, “we” and “us”) on October 9, 2019, resigned as a member of the Board of Directors. Mr. Augusta’s resignation was mutually agreed to by the Company and Mr. Augusta and there were no disagreements between the parties. Mr. Augusta will be actively participating in the Company’s planned Nasdaq Capital Market uplisting process and as such, it was determined that he will likely not fit within the definition of an independent director under applicable Nasdaq Capital Market rules.

Mr. Augusta’s resignation was not in connection with a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Augusta did not serve on any Committees of the Board of Directors prior to his resignation.

(d) Appointment of Dr. Pamela Tenaerts as a member of the Board of Directors

Effective on November 20, 2019, the Board of Directors of the Company appointed Dr. Pamela Tenaerts as a member of the Board of Directors to fill the vacancy created by Mr. Augusta’s resignation, pursuant to the power provided to the Board of Directors by the Bylaws of the Company and Delaware law. The Board of Directors also affirmatively determined that Dr. Tenaerts was “independent” under Nasdaq Capital Market rules and guidance.

Dr. Tenaerts is not a party to any material plan, contract or arrangement (whether or not written) with the Company and there are no arrangements or understandings between Dr. Tenaerts and any other person pursuant to which she was selected to serve as a director of the Company, nor is she a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

There are no family relationships between any director or executive officer of the Company, including, but not limited to Dr. Tenaerts.

Dr. Tenaerts was appointed to the Audit Committee of the Board of Directors in connection with her appointment to the Board of Directors.

Biographical information for Dr. Tenaerts is provided below:

Dr. Pamela Tenaerts (Age 54)

Since May 2012, Dr. Tenaerts has served as the Executive Director of the Clinical Trials Transformation Initiative (CTTI), located at Duke University, where she works closely with the Executive Committee to develop and implement strategies to accomplish CTTI’s mission. CTTI is a public-private partnership with the goal of developing and driving adoption of practices that will increase the quality and efficiency of clinical trials. She provides senior level oversight of the day-to-day operations of CTTI and orchestrates efforts to effectively engage all interested stakeholders to improve the conduct of clinical trials. Prior to jointing CTTI, Dr. Tenaerts served as Director of European Operations with CoAxia, Inc. (a medical device company focused on cerebral ischemia, “CoAxia”), from April 2007 to May 2012 and as Director Clinical Programs with CoAxia, from April 2007 to April 2011, where she was responsible for leading outside of the U.S. efforts, overall planning, organization, coordination and implementation of clinical research and early market adoption activities in Europe and other locations. Prior to CoAxia, Dr. Tenaerts served as Director of the Clinical Research Center and Center for Advanced Surgery at Sarasota Memorial Hospital from August 1995 to April 2007, where she directed a multi-specialty centralized clinical trials office. Her previous work experience includes serving as the European Coordinator for a 41,000 patient Phase III study of thrombolytic therapy at the University of Leuven, and later as the North American Coordinator for an international Phase II study of anti-thrombin therapy at Duke University Medical Center. She also practiced medicine in both the emergency department and private practice setting for several years before embarking on her career in research.

Dr. Tenaerts is on the Board of Directors for the Society of Clinical Trials and a member of DIA’s Advisory Council North America, MIT’s Collaborative Initiatives Clinical Trials Process Expert Advisory Board, and the DiMe Society’s Scientific Advisory Board.

Dr. Tenaerts received her M.D. from Catholic University of Leuven, Belgium, and an M.B.A. from the University of South Florida. She speaks five languages and has obtained Six Sigma Green Belt certification.

Item 8.01 Other Events.

On November 20, 2019, the Board of Directors of the Company formed a Nominating and Corporate Governance Committee and adopted a charter of the Nominating and Corporate Governance Committee, a copy of which is filed herewith as Exhibit 99.1, and incorporated by reference into this Item 8.01.

On the same date, the Board of Directors appointed Mr. Donald G. Fell (Chairman) and Mr. Michael L. Peterson, as members of the Nominating and Corporate Governance Committee.

As of the date of this filing the membership of the Committees of the Board of Directors of the Company are as follows:

	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Suren Ajjarapu(1)
Prashant Patel
Donald G. Fell	X	M	C	C
Michael L. Peterson	X	C	M	M
Dr. Pamela Tenaerts	X	M

(1) Chairman of Board of Directors.

C - Chairman of Committee.

M - Member.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1*	Charter of the Nominating and Corporate Governance Committee

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRXADE GROUP, INC.

Date: November 20, 2019	By:	/s/ Suren Ajjarapu
	Name:	Suren Ajjarapu
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Charter of the Nominating and Corporate Governance Committee

* Filed herewith.